Exhibit 3.7

CERTIFICATE OF INCORPORATION

OF

ASBA Newco, Inc.

ARTICLE FIRST. The name of the Corporation is ASBA Newco, Inc.

ARTICLE SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company,

ARTICLE THIRD. The nature of the business to be conducted or promoted and the purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue shall be Three Thousand (3,000) Shares of Common Stock, par value $.10 per share.

The holders of Common Stock shall have toll voting power for all purposes, and each holder of shares of Common Stock shall be entitled to one vote for each share held by him. In all elections for directors, each holder of Common Stock shall have the right to vote, in person or by proxy, the number of shares of Common Stuck owned by him, for as many persons as there are directors to be elected and for whose election he has a right to vote, but shall not have the right to cumulate such votes.

No holder of shares of stock of the Corporation shall have any preemptive or other right to subscribe for or purchase any shares of stock of the Corporation, or any securities convertible into shares of stock of the Corporation, which at any time may be issued or sold by the Corporation, other than such right, if any, as the Board of Directors in its discretion may determine.

ARTICLE FIFTH. The name and mailing address of the incorporator are as follows:

Thomas E. Proost

720 Olive Street

St. Louis, MO 63101

ARTICLE SIXTH. In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE SEVENTH. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them, and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditor; and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on the Corporation.

ARTICLE EIGHTH. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE NINTH. No present or former director of the Corporation shall be personally liable to the Corporation or its stockholders fur monetary damages for breach of fiduciary duty as d director; provided, however, that this Article shall not be construed to eliminate a director’s liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of Title 8 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after adoption by the Corporation of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the tidiest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Neither the amendment nor the repeal of this Article, nor the adoption of any provision to the Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise prior to such amendment or repeal of this Article or prior to the adoption of an inconsistent provision.

ARTICLE TENTH. (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall he indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this paragraph (a) shall be a contract right and shall include the right to he paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of au undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this paragraph (a) or otherwise. The Corporation may, by action of its Board of Directors, grant rights to indemnification and advancement of expenses to any employee or agent of the Corporation to the full extent of the provisions of this Article with respect to indemnification and advancement of expenses of directors and officers.

(b)         If a claim under paragraph (a) of this Article is not paid in full by the Corporation within thirty (30) days after a written claim hat been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in pan, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c)          The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(4)         The Corporation may purchase and maintain insurance to protect itself or any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the provisions of this Article or under the General Corporation Law of the State of Delaware.

THE UNDERSIGNED, being the incorporator hereinbefore named, fur the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is his act and deed and that the facts herein stated are true, and accordingly has hereunto set his hand this 20th day of February, 1993.

/s/ Thomas E Proost
Incorporator

STATE OF MISSOURI	)

CITY OF ST. LOUIS	)

BE IT REMEMBERED that on this, 20th day of February, 1993, personally came before me a Notary Public in and for the City aforesaid, Thomas B. Proost, the party to the foregoing Certificate of Incorporation, known to me personally to he such, and acknowledged the said Certificate to be his/her act and deed and that the facts stated therein are true.

GIVEN under my hand and seal of office the day and year aforesaid.

/s/ Peri Hogrebe
Notary Public

NOTARIAL SEAL

My Commission Expires:

PERI HOGREBE

NOTARY PUBLIC- STATE OF MISSOURI

MY COMMISSION EXPIRES NOV. 13, 1994

JEFFERSON COUNTY